Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Glen Akselrod, Bristol Capital

(905) 326-1888, Ext. 1

glen@bristolir.com

Aqua Metals Announces Third Quarter 2021 Results

Third Quarter and Recent Highlights:

●	Established Aqua Metals Innovation Center for development of lithium-ion battery recycling solution utilizing proven AquaRefining technology

●	Completed third generation Aqualyzer; achieved production over 300% of original model

●	Finalized definitive agreement to deploy AquaRefining technology in Taiwan to ACME Metal Enterprise Co. and partner to further develop direct to oxide process

●	Signed collaboration agreement with LINICO for clean lithium-ion battery recycling technology

●	Received $1.25 million payment from LINICO; non-refundable deposit for the purchase of McCarran Nevada facility

●	Received final insurance payment of $5.25 million; achieved a total of $30.25 million collected

●	Further advanced discussions with additional potential licensees

Reno, Nev., Nov. 4, 2021 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) ("Aqua Metals" or the "Company"), which is reinventing metals recycling with its AquaRefining™ technology, today announced results for its third quarter ended September 30, 2021.

Steve Cotton, President and Chief Executive Officer, commented, “Aqua Metals continues to deliver on our stated objectives regarding the deployment of clean AquaRefining technology for recycling of lead-acid batteries. In addition, I am very excited about our advancements in applying AquaRefining technology to the recycling of lithium-ion batteries, which can significantly augment Aqua Metals capabilities and more than doubles our addressable market. During the third quarter, we finalized our first ever agreement to deploy AquaRefining technology at the facility of our new partner in Taiwan. Plans are currently being finalized for the shipping and installation of the phase 1 deployment package to the ACME Taiwan facility this quarter with plans for installation and initial operations during the first quarter of 2022. This operation will benefit from the enhancements recently made to our third generation Aqualyzer, that has achieved production over 300% of the original model. Also, during the third quarter, we established our new Innovation Center that is focused on developing the capability to utilize AquaRefining technology to recover metals from recycled lithium-ion batteries. Lab scale testing has already begun with promising results. In addition, we believe that our just announced collaboration agreement with LINICO will enable and evidence that our already proven technology can be applied to recycling lithium-ion batteries.”

Third Quarter 2021 Financial Results

During the third quarter of 2021, the Company achieved a historic milestone of finalizing its first agreement to deploy AquaRefining technology and equipment to a third-party facility, which was completed on July 28, 2021. As Aqua Metals concentrated its efforts on this agreement and further enhancing its product offerings for future partners, the Company did not generate revenue during the third quarter of 2021.

Cost of product sales increased slightly to $1.7 million compared to $1.6 million for the same period in 2020. The increase in cost of product sales was driven by accounting for legacy plant clean-up costs in preparation for the $14.25 million/$15.25 million lease-to-sale of the AquaRefinery in the Tahoe-Reno Industrial Center to our partner LINICO, which has been leasing the facility since April, 2021. General and administrative expenses for the third quarter of 2021 increased approximately 62% compared to the third quarter of 2020, driven primarily by non-cash costs. Increases in general and administrative expenses included changes in non-cash stock-based compensation as well as increased legal and insurance expenses.

Aqua Metals received an insurance payment of $5.25 million during the third quarter of 2021 related to the 2019 fire. This is the final insurance payment bringing the total collected to $30.25 million. As the amounts received have exceeded the original insurance receivable balance, that was limited by GAAP accounting standards, payments are reported as other income and are netted against related expenses.

During the third quarter of 2021, the Company reclassified certain assets with a net book value of $0.2 million to assets held for sale. Company management determined these are non-core assets and are no longer necessary for Aqua Metals future operating plans. In addition, in conjunction with the plant clean-up, the Company disposed of assets held for sale with a book value of approximately $1.4 million. These changes resulted in a non-cash loss on the disposal of fixed assets of $1.4 million for the quarter ended September 30, 2021, and total assets held for sale of $3.2 million as of September 30, 2021.

Interest expense decreased approximately 97% for the third quarter of 2021 compared to the same period in 2020. The decrease resulted from the retirement of the Veritex loan during the fourth quarter of 2020, leaving the Company debt free.

During the third quarter ended September 30, 2021, the Company recognized interest and other income of $0.3 million compared to $18,000 for the quarter ended September 30, 2020. The increase was primarily due to the payments received for scrap material salvaged during the plant clean-up process and a payment for electricity credits.

For the third quarter of 2021, the Company had an operating loss of $4.6 million, compared to an operating loss of $3.4 million for the quarter ended September 30, 2020. The net loss for the third quarter was $1.4 million, or $0.02 per basic and diluted share, compared to a net loss of $1.8 million, or $0.03 per basic and diluted share, for the quarter ended September 30, 2020. The net loss reported for the third quarter of 2021 included the non-cash amount of $1.4 million recognized for the loss related to the disposal of property and equipment.

As of September 30, 2021, the Company had $11.7 million in cash and cash equivalents. This balance does not reflect the $1.25 million deposit for the purchase of the McCarran Nevada facility, which was received subsequent to quarter end.

The previously announced lease-to-buy agreement related to the Company’s McCarran, Nevada plant commenced on April 1, 2021. The Company accounted for the lease-to-buy agreement as a sale-type lease. As a component of the accounting for this agreement, Aqua Metals recognized the estimated fair value of the land and plant of $17.0 million as a lease receivable. The Company applies the monthly lease payments received as a reduction to lease receivable and interest income. The lease receivable balance as of September 30, 2021, is reflected on the Company’s condensed consolidated balance sheets and allocated between a current and non-current portion.

Accrued expenses as of the quarter ended September 30, 2021, totaled $4.7 million, compared to $1.3 million for the quarter ended September 30, 2020. The most significant driver of the increase was $2.3 million for building repair costs that were accrued as part of the plant lease-to-buy agreement.

Conference Call and Webcast

The Company will conduct a conference call to discuss these results today at 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time). The conference call may be accessed by dialing: (833) 579-0902 or (778)-560-2608 for international callers and referencing conference ID: 4252469. A simultaneous webcast of the conference call, that will include presentation slides, will be available at: https://onlinexperiences.com/Launch/QReg/ShowUUID=B2363336-CC17-485F-9D71-B3836249241A. In addition, the live webcast or a replay of the conference call will be available via the Company website at: https://ir.aquametals.com/ir-calendar. A telephone replay of the conference call will be available until December 4, 2021, by dialing (800) 585-8367 (toll free) or (416) 621-4642 and using conference ID: 4252469.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented hydrometallurgical AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular Aqualyzers™ cleanly generates ultra-pure metal one atom at a time, closing the sustainability loop for the rapidly growing energy storage economy. The Company’s offerings include equipment supply, services, and licensing of the AquaRefining technology to recyclers across the globe. Aqua Metals is based in Reno, Nevada. To learn more, please visit: www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@AquaMetalsInc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for our Aqua Metals Innovation Center, our ability to develop our AquaRefining technologies for the recycling of lithium-ion batteries and the expected benefits of our Innovation Center, the recycling of lithium-ion batteries and our deployment of AquaRefining technology and equipment to our Taiwan partner’s facility. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not derive the expected benefits from our Aqua Metals Innovation Center; (2) the risk we may not be able to recycle lithium-ion batteries using our AquaRefining process or, if we do, derive the expected benefits from such recycling; (3) the risk that we may experience COVID-19 related delays in deploying equipment and technology to our Taiwan partner; (4) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative to smelting in spite of the perceived benefits of AquaRefining; (5) the risk that we may not realize the expected economic benefits from any licenses we may enter into; (6) the risk that we may not be able to access additional capital as and when needed and (7) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed on February 25, 2021, and subsequent SEC filings. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

AQUA METALS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
	(unaudited)	(Note 2)
ASSETS
Current assets
Cash and cash equivalents	$11,700	$6,533
Accounts receivable	250	32
Lease receivable, current portion	821	—
Inventory	333	1,091
Assets held for sale	3,179	—
Prepaid expenses and other current assets	309	702
Total current assets	16,592	8,358

Non-current assets
Property and equipment, net	1,822	24,883
Intellectual property, net	685	819
Investment in LINICO	1,500	—
Lease receivable, non-current portion	15,811	—
Other assets	917	1,078
Total non-current assets	20,735	26,780

Total assets	$37,327	$35,138

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,063	$1,552
Accrued expenses	4,705	1,253
Lease liability, current portion	501	620
Notes payable, current portion	—	29
Total current liabilities	6,269	3,454

Lease liability, non-current portion	269	242
Notes payable, non-current portion	—	303
Total liabilities	6,538	3,999

Commitments and contingencies

Stockholders’ equity
Common stock; $0.001 par value; 100,000,000 shares authorized; 69,823,664 and 64,461,065 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	70	64
Additional paid-in capital	209,860	196,728
Accumulated deficit	(179,141)	(165,653)
Total stockholders’ equity	30,789	31,139

Total liabilities and stockholders’ equity	$37,327	$35,138

AQUA METALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Product sales	$—	$90	$—	$108

Operating cost and expense
Cost of product sales	1,670	1,635	5,417	4,395
Research and development cost	273	210	738	669
General and administrative expense	2,681	1,656	7,109	6,286
Total operating expense	4,624	3,501	13,264	11,350

Loss from operations	(4,624)	(3,411)	(13,264)	(11,242)

Other income and (expense)
Insurance proceeds net of related expenses	4,344	1,722	4,792	1,467
PPP loan forgiveness	—	—	332	—
Loss on disposal of property and equipment	(1,411)	—	(5,665)	—
Interest expense	(5)	(166)	(15)	(513)
Interest and other income	310	18	334	43

Total other income (expense), net	3,238	1,574	(222)	997

Loss before income tax expense	(1,386)	(1,837)	(13,486)	(10,245)

Income tax expense	—	—	(2)	(2)

Net loss	$(1,386)	$(1,837)	$(13,488)	$(10,247)

Weighted average shares outstanding, basic and diluted	69,609,070	60,998,971	68,223,115	60,242,093

Basic and diluted net loss per share	$(0.02)	$(0.03)	$(0.20)	$(0.17)